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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated August 31, 1999, in the Registration Statement (Form S-1, Amendment No. 2) and related Prospectus of Rainmaker Systems, Inc. for the registration of shares of its common stock.

Our audits also included the financial statement schedule of Rainmaker Systems, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

San Jose, California

October 5, 1999